CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-31809 and 811-5883) of our reports dated December 29, 2014 on the financial statements and financial highlights of Dreyfus International Stock Index Fund, Dreyfus S&P 500 Index Fund and Dreyfus Smallcap Stock Index Fund (three of the series comprising Dreyfus Index Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended October 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 23, 2015